Exhibit 12.1


                          Statement of Ratio of Earnings to Fixed Charges
                                   (in thousands, except ratios)


                                                                                                   Nine Months Ended
                                                         Years Ended December 31,                    September 30,
                                            -------------------------------------------------      ------------------
                                            1996       1997       1998       1999        2000       2000       2001
                                            ----       ----       ----       ----        ----       ----       ----
Income (loss) from continuing
    operations before provision
    for income taxes and
    cumulative effect of change
    in accounting principal
    and extraordinary item...........        (1,398)      (508)     5,098     (2,309)    (13,319)    (8,871)    (9,956)

Add: Interest expense................         1,973      1,910      1,972      2,753       4,323      2,924      3,566
         Implied interest on lease
         expense from continuing
         operations..................         1,205      1,323      1,805      2,853       3,459      2,411      2,361
         Fixed charges...............         3,178      3,233      3,777      4,558       7,781      5,335      5,927
Adjusted income (loss) from continuing
    operations before provision for
    income taxes and cumulative effect
    of change in accounting principal
    and extraordinary item...........         1,957      2,919      9,095      3,324     (5,313)    (3,536)    (4,029)
                                              -----      -----      -----      -----     ------     ------     ------


Divided by: Fixed charges............         3,178      3,233      3,777      4,558       7,781     5,335      5,927
                                              -----      -----      -----      -----       -----      -----      -----

Ratio of earnings to fixed charges            N/A(1)      N/A(1)     2.35      N/A(1)      N/A(1)    N/A(1)     N/A(1)
                                              -----      -----      -----      -----       -----      -----      -----

------------------------------------

(1) For the years ended December 31, 1996, 1997, 1999 and 2000 and the nine months ended September 30, 2000 and 2001, Kroll's pre-tax earnings from continuing operations were insufficient to cover fixed charges by $1.4 million, $0.5 million, $2.3 million, $13.3 million, $8.9 million and $10.0 million, respectively.